Exhibit (a)(1)(i)

PENN VIRGINIA CORPORATION

OFFER TO PURCHASE FOR CASH

ANY AND ALL OF OUR OUTSTANDING 4.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2012

(CUSIP No. 707882AA4)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 4, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US (SUCH TIME, AS SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT THEREAFTER.

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), any and all of our outstanding 4.50% Convertible Senior Subordinated Notes due 2012 (the “Convertible Notes”). Our offer to purchase the Convertible Notes, and the terms and conditions of this Offer to Purchase and the Letter of Transmittal, are referred to herein, collectively, as the “Offer.” The Offer will expire at 12:00 midnight, New York City time, on Monday, April 4, 2011, unless the Offer is extended or earlier terminated by us, which date and time, as may be extended by us, we refer to herein as the “Expiration Date.”

CUSIP Number	Issuer	Title of Security	Aggregate Principal Amount Outstanding	Purchase Price Per $1,000 Principal Amount of Notes(1)
707882AA4	Penn Virginia Corporation	4.50% Convertible Senior Subordinated Notes due 2012	$230,000,000	$1,027.50
(1)	Plus accrued and unpaid interest from the last interest payment date to, but not including, the payment date for the notes purchased pursuant to the offer.

Upon the terms and subject to the conditions of the Offer, holders of Convertible Notes who validly tender and do not validly withdraw their Convertible Notes prior to 12:00 midnight, New York City time, on the Expiration Date, will receive, for each $1,000 principal amount of such Convertible Notes, a cash purchase price equal to $1,027.50. In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “The Offer—Principal Amount of Convertible Notes; Price.”

To effectively tender Convertible Notes after 5:00 p.m., New York City time, on April 4, 2011, but before 12:00 midnight, New York City time, on April 4, 2011, DTC (as defined herein) participants may complete and sign a Voluntary Offering Instructions form and deliver it via email to the Depositary (as defined herein) at gstaubyn@gbsc-usa.com and kng@gbsc-usa.com. Immediately after delivering the “Voluntary Offering Instructions” form, a DTC participant should telephone the Depositary at its telephone number listed on the back cover of this Offer to Purchase to confirm receipt and determine if any further action is required. See “The Offer—Procedures for Tendering the Convertible Notes.”

NEITHER THIS OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Upon the terms and subject to the conditions of the Offer, all Convertible Notes validly tendered in the Offer and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date will be purchased in the Offer. As of March 8, 2011, there was $230,000,000 aggregate principal amount of Convertible Notes outstanding.

Holders should carefully review the information set forth in this Offer to Purchase and the Letter of Transmittal, including the section captioned “Purposes, Effects and Plans,” before making a decision with respect to the Offer.

The Offer is conditioned upon (i) a minimum aggregate principal amount of $115,000,000 Convertible Notes being validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date (the “Minimum Tender Condition”), (ii) the consummation by the Company of new debt financing resulting in net proceeds sufficient to finance the Offer (the “Financing Condition”), (iii) the Company receiving the consent of the lenders holding at least a majority of the aggregate commitments amount under its revolving credit facility in order to permit the Offer and the transactions contemplated thereby (the “Lender Consent Condition”) and (iv) the Company receiving the consent of the holders of at least a majority of the aggregate outstanding principal amount of the Company’s existing 10.375% Senior Notes due 2016 in order to permit the Company to use the proceeds of a new debt financing to finance the Offer (the “Noteholder Consent Condition”). The Offer is also subject to additional general conditions discussed under “The Offer—Conditions of the Offer.”

The Convertible Notes are not listed on any securities exchange. Our common stock trades on the New York Stock Exchange under the symbol “PVA.” On March 7, 2011, the closing price of our common stock on the New York Stock Exchange was $15.91 per share.

The Dealer Manager for the Offer is:

J.P. Morgan

Offer to Purchase dated March 8, 2011.

IMPORTANT INFORMATION

References in this Offer to Purchase to “the Company,” “we,” “us” and “our” refer to Penn Virginia Corporation, a Virginia corporation, unless the context indicates otherwise.

All of the Convertible Notes were issued in book-entry form and are currently represented by one or more global notes held for the account of The Depository Trust Company (“DTC”).

You may tender your Convertible Notes by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Offer—Procedures for Tendering the Convertible Notes.”

We are not providing for procedures for tenders of Convertible Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, on the Expiration Date will be disregarded and of no effect.

Notwithstanding any other provision of the Offer, our obligation to accept for purchase, and to pay the purchase price for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction of, or where applicable, waiver by us of, all conditions of the Offer described under “The Offer—Conditions of the Offer.”

You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to Global Bondholder Services Corporation, as information agent for the Offer (the “Information Agent”), and you may also direct questions regarding the Offer to J.P. Morgan Securities LLC, as the dealer manager for the Offer (the “Dealer Manager”), at its address and telephone number listed on the back cover of this Offer to Purchase. Global Bondholder Services Corporation is also acting as the depositary for the Offer (the “Depositary”). See “The Offer—Persons Employed in Connection with the Offer.”

Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither we nor our affiliates may purchase any Convertible Notes other than pursuant to the Offer until ten business days after the applicable expiration time or other date of termination of the Offer.

THE OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE THE CONVERTIBLE NOTES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW, DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS OR THE AFFAIRS OF ANY OF OUR SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

NONE OF US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF CONVERTIBLE NOTES AS TO WHETHER TO TENDER ANY CONVERTIBLE NOTES. NONE OF US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT

HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. Such reports and other information filed with the SEC by us may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Such material may also be accessed electronically at the SEC’s website at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

Information about us is also available on our website at http://www.pennvirginia.com. The information available on our website, apart from the documents posted on such website and specifically incorporated by reference herein, is not a part of this Offer to Purchase.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase (other than any information in such reports that is deemed to have been furnished to, rather than filed with, the SEC in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 28, 2011; and

•	Our Current Report on Form 8-K, filed with the SEC on February 18, 2011, February 24, 2011 and March 1, 2011 and our Current Report on Form 8-K/A, filed with the SEC on February 18, 2011.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

Such documents are available at www.sec.gov. You may also obtain any document incorporated herein by reference by contacting the SEC as described above under “Where You Can Find More Information” or by contacting us at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087. We will provide copies of the documents incorporated by reference, without charge, upon written or oral request. You should request such documents no later than Thursday, March 24, 2011 so that such documents may be delivered to you prior to the Expiration Date.

Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address listed on the back cover of this Offer to Purchase.

SUMMARY TERMS OF THE OFFER

This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether to tender your Convertible Notes. You should read the Offer to Purchase and the Letter of Transmittal in their entirety before making your decision to tender your Convertible Notes. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic located elsewhere in this Offer to Purchase.

Who is offering to purchase my Convertible Notes?

•

Penn Virginia Corporation is offering to purchase the Convertible Notes. The Convertible Notes were originally issued in December 2007 by the Company. Penn Virginia Corporation is a Virginia corporation. The mailing address of our principal executive offices is Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087. Our telephone number is (610) 687-8900.

Why is the Company making the Offer?

•	The principal purpose of the Offer is to refinance the Convertible Notes using the net proceeds of a new debt financing. See “Purposes, Effects and Plans—Purposes of the Offer.”

What are the securities being sought in the Offer and what is the purchase price?

•

We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of our outstanding 4.50% Convertible Senior Subordinated Notes due 2012. Upon the terms and subject to the conditions of the Offer, holders of Convertible Notes who validly tender and do not validly withdraw their Convertible Notes prior to 12:00 midnight, New York City time, on the Expiration Date, will receive, for each $1,000 of such Convertible Notes, a cash purchase price equal to $1,027.50.

•

In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. See “The Offer—Principal Amount of Convertible Notes; Price.”

•	As of March 8, 2011, there was $230,000,000 aggregate principal amount of Convertible Notes outstanding.

Will I receive interest on my Convertible Notes purchased pursuant to the Offer?

•

Yes. Holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer.

How and when will I be paid?

•

If your Convertible Notes are accepted for purchase in the Offer, you will be paid the purchase price and the accrued and unpaid interest payable, in cash, promptly after the Expiration Date and the acceptance of such Convertible Notes for purchase. Payment will be made in U.S. dollars to an account designated by the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “The Offer—Purchase of the Convertible Notes; Payment of Purchase Price.”

How many Convertible Notes will the Company purchase in all?

•

Upon the terms and subject to the conditions of the Offer, we will purchase any and all of our outstanding Convertible Notes validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. See “The Offer—Principal Amount of Convertible Notes; Price.”

Is the Offer subject to any minimum tender or other conditions?

•

The Offer is conditioned upon the satisfaction of, or where applicable, waiver by us of, (i) the Minimum Tender Condition, (ii) the Financing Condition, (iii) the Lender Consent Condition and (iv) the Noteholder Consent Condition, and the other general conditions discussed under “The Offer—Conditions of the Offer.”

Will all of the Convertible Notes that I validly tender in the Offer, and do not validly withdraw, be purchased?

•	Upon the terms and subject to the conditions of the Offer, we will purchase all of the Convertible Notes that you validly tender pursuant to the Offer and do not validly withdraw.

May I tender only a portion of the Convertible Notes that I own?

•

Yes. You do not have to tender all of the Convertible Notes that you own in order to participate in the Offer, except that Convertible Notes must be tendered in denominations of $1,000 and any multiple thereof.

How long do I have to tender my Convertible Notes in the Offer?

•

You will have until 12:00 midnight, New York City time, on Monday, April 4, 2011 to decide whether to tender your Convertible Notes in the Offer, provided that we do not choose to extend the Offer. We cannot assure you that we will extend the Offer or, if we extend the Offer, for how long it will be extended. See “The Offer—Principal Amount of Convertible Notes; Price,” “The Offer—Procedures for Tendering Convertible Notes” and “The Offer—Extension of the Offer; Termination; Amendment.”

•

If your Convertible Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such broker, dealer, commercial bank, trust company or other nominee may establish their own earlier deadline for participation in the Offer. Accordingly, you should contact your broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine by when you must take action in order to participate in the Offer.

Under what circumstances can the Offer be extended, amended or terminated?

•

Subject to applicable law, we may extend the Offer, at any time or from time to time, for any reason. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Date. If the Offer is terminated, no Convertible Notes will be accepted for purchase and any Convertible Notes that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Offer, see “The Offer—Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended, amended or terminated?

•

Amendments to or terminations of the Offer may be made at any time and from time to time by notice to the Depositary followed by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Offer—Extension of the Offer; Termination; Amendment.”

How do I participate in the Offer?

•	You may tender your Convertible Notes by transferring the Convertible Notes through ATOP or following the other procedures described under “The Offer—Procedures for Tendering Convertible Notes.”

What must I do to participate if my Convertible Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee?

•

If you wish to tender your Convertible Notes and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender your Convertible Notes on your behalf.

•	You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

•

Should you have any questions as to the procedures for tendering your Convertible Notes, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.

We are not providing for procedures for tenders of Convertible Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, on the Expiration Date will be disregarded and of no effect.

•	See “The Offer—Procedures for Tendering the Convertible Notes.”

Once I have tendered Convertible Notes, can I change my mind and withdraw previously tendered Convertible Notes?

•	You may withdraw previously tendered Convertible Notes at any time before the Offer expires.

•

To withdraw Convertible Notes previously tendered, you or your broker, dealer, commercial bank, trust company or other nominee must cause the DTC participant holding the Convertible Notes through its DTC account to timely generate a “Request Message” with respect to the withdrawal specifying the amount of Convertible Notes to be withdrawn, the name of the registered holder of the Convertible Notes and the number of the account at DTC to be credited with the withdrawn Convertible Notes, and you must otherwise comply with DTC’s procedures. See “The Offer—Withdrawal Rights.”

If your Convertible Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender or withdraw your Convertible Notes after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form (in the case of a tender) or a notice of withdrawal form (in the case of a withdrawal) to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, on the Expiration Date, in accordance with the procedures described under “The Offer—Procedures for Tendering the Convertible Notes” and “The Offer—Withdrawal Rights.”

How will participation in the Offer affect my rights with respect to the Convertible Notes?

•

If your Convertible Notes are tendered and accepted in the Offer, you will receive the purchase price and accrued and unpaid interest with respect thereto, to, but excluding, the settlement date of the Offer, but you will give up all rights and obligations associated with ownership of the Convertible Notes. See “Purposes, Effects and Plans—Material Differences in the Rights of Convertible Note Holders as a Result of the Offer.”

If the Offer is completed and I do not participate in the Offer, how will my rights and obligations under my untendered Convertible Notes be affected?

•

The rights and obligations under the Convertible Notes that remain outstanding after settlement of the Offer will not change as a result of the Offer. However, if a sufficiently large principal amount of Convertible Notes does not remain outstanding after settlement of the Offer, any trading market for the remaining outstanding principal amount of Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes. See “Purposes, Effects and Plans—Material Differences in the Rights of Convertible Note Holders as a Result of the Offer” and “Purposes, Effects and Plans—Effects of the Offer on the Market for Convertible Notes.”

Will I have to pay brokerage commissions or transfer taxes if I tender my Convertible Notes in the Offer?

•

A registered holder of Convertible Notes that tenders its Convertible Notes directly to the Depositary and who does not give instructions for payment to be made or delivered, or unpurchased Convertible Notes to be issued or delivered, to another person will not need to pay any brokerage commissions to the Dealer Manager or transfer taxes. If you hold Convertible Notes through a broker or bank that is not the Dealer Manager, however, you should ask your broker or bank whether you will be charged a fee to tender your Convertible Notes. See “The Offer—Procedures for Tendering the Convertible Notes,” “The Offer—Purchase of the Convertible Notes; Payment of Purchase Price” and “The Offer—Brokerage Commissions.”

What are the tax consequences of tendering my Convertible Notes?

•

Holders of Convertible Notes may be subject to U.S. federal income taxation upon the receipt of cash from us as payment for the Convertible Notes tendered in the Offer. In addition, proceeds received by a holder on the sale of Convertible Notes pursuant to the Offer may be subject to a 10% withholding tax if the holder fails to provide certain certifications or documentation to the Depositary. See “Purposes, Effects and Plans—Certain United States Federal Income Tax Considerations.”

Is anyone making a recommendation regarding whether I should participate in the Offer?

•

None of us, our management or our board of directors (the “Board of Directors”), the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Convertible Notes as to whether to tender any Convertible Notes. None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

What is the Company going to do about the call spread hedging arrangements entered into in connection with the issuance of the Convertible Notes?

•

In December 2007, contemporaneous with the original offering of the Convertible Notes, we (i) purchased call options on our common stock with a strike price equal to the per share conversion price of the Convertible Notes (the “Call Options”) to reduce the potential dilution upon conversion of any Convertible Notes, and (ii) sold warrants on our common stock with a strike price of $74.25 per share, which may be settled in net shares or cash at our option (the “Warrants”). The combined effect of the Call Options and the Warrants is to effectively increase the conversion price of the Convertible Notes. In connection with the Offer, we may enter into agreements with one or more of the bank counterparties pursuant to which we would terminate or otherwise unwind in part or in full certain of the Call Options and the Warrants.

How will the Company pay for the Convertible Notes and for any expense associated with any agreement that it may enter into with any bank counterparty?

•

We would need approximately $236.3 million to purchase all of the Convertible Notes outstanding as of March 8, 2011, based on the purchase price per $1,000 principal amount of Convertible Notes of $1,027.50. The Company expects payments for the purchase price of the Convertible Notes to be funded by the net proceeds of a new debt financing and, at our discretion, we also may use cash on hand and/or borrowings under our revolving credit facility. The Offer is conditioned upon, among other things, the satisfaction of, or waiver by us of, the Financing Condition. See “The Offer—Source and Amount of Funds.”

•	We will use cash on hand to pay for any expense associated with any agreement that we enter into with any bank counterparty with the respect to the Call Options and the Warrants.

Whom can I talk to if I have questions about the Offer?

•

Global Bondholder Services Corporation is acting as the Information Agent for the Offer and J.P. Morgan Securities LLC is acting as the Dealer Manager for the Offer. You may call the Information Agent or the Dealer Manager if you have any questions about the Offer. See “The Offer—Persons Employed in Connection with the Offer” and the back cover of this Offer to Purchase for further information.

FORWARD-LOOKING STATEMENTS

Some of the information included in this Offer to Purchase and the documents incorporated by reference herein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements use forward-looking words such as “may,” “will,” “should,” “could,” “achievable,” “anticipate,” “believe,” “expect,” “estimate,” “project” or other words and phrases of similar meaning. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statements. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the cautionary statements in the documents we have incorporated by reference, including in our Annual Report on Form 10-K for the year ended December 31, 2010. These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions, including, but not limited, to:

•	the volatility of commodity prices for natural gas, natural gas liquids (“NGLs”) and oil;

•	our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production;

•	any impairments, write-downs or write-offs of our reserves or assets;

•	the projected demand for and supply of natural gas, NGLs and oil;

•	reductions in the borrowing base under our revolving credit facility;

•	our ability to contract for drilling rigs, supplies and services at reasonable costs;

•	our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices;

•	the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and gas reserves;

•	drilling and operating risks;

•	our ability to compete effectively against other independent and major oil and natural gas companies;

•	uncertainties related to expected benefits from acquisitions of oil and natural gas properties;

•	environmental liabilities that are not covered by an effective indemnity or insurance;

•	the timing of receipt of necessary regulatory permits;

•	the effect of commodity and financial derivative arrangements;

•	our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms;

•	the occurrence of unusual weather or operating conditions, including force majeure events;

•	our ability to retain or attract senior management and key technical employees;

•	counterparty risk related to their ability to meet their future obligations;

•	changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters;

•	uncertainties relating to general domestic and international economic and political conditions; and

•	other risks set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and in the documents incorporated herein by reference. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

THE OFFER

The Offeror

Penn Virginia Corporation is offering to purchase any and all of our outstanding 4.50% Convertible Senior Subordinated Notes due 2012 (the “Convertible Notes”). The Convertible Notes were originally issued in December 2007. Penn Virginia Corporation is a Virginia corporation. The mailing address of our principal executive offices is Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087. Our telephone number is (610) 687-8900.

Summary of Important Dates for the Offer

Holders of Convertible Notes should take note of the following important dates in connection with the Offer:*

Date	Event
Tuesday, March 8, 2011	The commencement of the Offer.
Tuesday, March 8, 2011 until 12:00 midnight, New York City time, on Monday, April 4, 2011	The period during which holders may tender Convertible Notes.
12:00 midnight, New York City time, on Monday, April 4, 2011	The expiration time, unless the Offer is extended by us in our sole discretion. The final date and time that tendered Convertible Notes may be withdrawn pursuant to the Offer.
Friday, April 8, 2011	The payment date, on which, upon the terms and subject to the conditions of the Offer, we expect to accept for purchase and pay the purchase price, plus accrued and unpaid interest, for any Convertible Notes that are validly tendered (and not validly withdrawn) pursuant to the offer prior to the expiration time.

*	This schedule is subject to change if we extend or otherwise amend the Offer, in our sole discretion.

Principal Amount of Convertible Notes; Price

We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the outstanding Convertible Notes for a cash purchase price for each $1,000 principal amount of Convertible Notes equal to $1,027.50.

In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

Subject to the terms and conditions of the Offer, all Convertible Notes validly tendered in the Offer and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date will be purchased in the Offer. As of March 8, 2011, there was $230,000,000 aggregate principal amount of Convertible Notes outstanding.

All Convertible Notes validly tendered but not purchased because the Offer is not completed will be returned to you at our expense promptly following the earlier of the termination or expiration of the Offer.

You may withdraw your Convertible Notes from the Offer by following the procedures described under “—Withdrawal Rights.”

If we:

•	increase or decrease the purchase price to be paid for the Convertible Notes; or

•	decrease the principal amount of Convertible Notes we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under “—Extension of the Offer; Termination; Amendment.” For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is conditioned upon the satisfaction of, or where applicable, waiver by us of, (i) the Minimum Tender Condition, (ii) the Financing Condition, (iii) the Lender Consent Condition and (iv) the Noteholder Consent Condition, and the other general conditions discussed under “—Conditions of the Offer.”

Procedures for Tendering the Convertible Notes

All of the Convertible Notes are held in book-entry form through the facilities of DTC, and all of the Convertible Notes are currently represented by one or more global certificates held for the account of DTC.

If you desire to tender Convertible Notes, you may tender such Convertible Notes to the Depositary through ATOP or by submitting a signed Letter of Transmittal, together with a confirmation of book-entry transfer of the Convertible Notes and any other required documents, in either case by following the procedures set forth below.

We are not providing for tenders of Convertible Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, on the Expiration date will be disregarded and of no effect.

How to Tender If You Are a Beneficial Owner but Not a DTC Participant

If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you will need to timely instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Convertible Notes prior to the Expiration Date in the manner described below and upon the terms and conditions set forth in this Offer to Purchase. Please refer to any materials forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to determine how you can timely instruct your nominee to take these actions.

In order to participate in the Offer, you must instruct your broker, dealer, commercial bank, trust company or other nominee to participate on your behalf. Your broker, dealer, commercial bank, trust company or other nominee should arrange for the DTC participant holding the Convertible Notes through its DTC account to tender those Convertible Notes in the Offer to the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date.

If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf prior to 12:00 midnight, New York City time, on the Expiration Date.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

If you hold your Convertible Notes through a broker or bank other than the Dealer Manager, you should ask your broker or bank if you will be charged a fee to tender your Convertible Notes through such broker or bank.

How to Tender if You Are a DTC Participant

To participate in the Offer, a DTC participant must:

•	comply with the ATOP procedures of DTC described below; or

•

(i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires, (iii) mail or deliver the Letter of Transmittal or facsimile thereof, together with any other documents required by the Letter of Transmittal, to the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date, and (iv) ensure that the Depositary receives, prior to 12:00 midnight, New York City time, on the Expiration Date, a timely confirmation of book-entry transfer of such Convertible Notes into the Depositary’s account at DTC according to the procedure for book-entry transfer described below.

No documents should be sent to us, the Dealer Manager or the Information Agent. The Agent’s Message (as defined below) or the Letter of Transmittal should be delivered only to the Depositary. The Depositary will not accept any tender materials other than the Letter of Transmittal or the Agent’s Message.

By tendering Convertible Notes pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Convertible Notes is not effective, and the risk of loss of the Convertible Notes does not pass to the Depositary, until receipt by the Depositary of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date.

Tendering through DTC’s ATOP

The Depositary will establish an account at DTC with respect to the Convertible Notes for purposes of the Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Convertible Notes by causing DTC to transfer such Convertible Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer.

The Depositary and DTC have confirmed that Convertible Notes held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP. To effectively tender Convertible Notes, DTC participants may until 5:00 p.m., New York City time, on the Expiration Date, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal, and that we may enforce such agreement against such participant.

To effectively tender Convertible Notes after 5:00 p.m., New York City time, on April 4, 2011, but before 12:00 midnight, New York City time, on the Expiration Date, DTC participants may complete and sign a Voluntary Offering Instructions form and deliver it via email to the Depositary at gstaubyn@gbsc-usa.com and kng@gbsc-usa.com. The Voluntary Offering Instructions form is available at http://www.gbsc-usa.com/pennvirginia. Immediately after delivering the Voluntary Offering Instructions form, a DTC participant should telephone the Depositary at its telephone number listed on the back cover of this Offer to Purchase to confirm receipt and determine if any further action is required.

If you desire to tender your Convertible Notes on the Expiration Date through ATOP, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

If your Convertible Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Convertible Notes after 5:00 p.m., New York City time, on April 4, 2011, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, on the Expiration Date, in accordance with the procedures described above.

Signature Guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Convertible Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of the Convertible Notes who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Convertible Notes are registered in the name of a person other than the signatory of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if delivery of the purchase price is to be made or tendered, or Convertible Notes that are not accepted are to be returned, to a person other than the holder, then the signature on the Letter of Transmittal accompanying the tendered Convertible Notes must be guaranteed by a Medallion Signature Guarantor as described above.

General Provisions

The method of delivery of Convertible Notes and all other documents or instructions, including, without limitation, the Agent’s Message and the Letter of Transmittal, is at your risk.

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Convertible Notes will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Convertible Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Convertible Notes. A waiver of any defect of irregularity with respect to the tender of any Convertible Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Convertible Notes except to the extent we may otherwise so provide. We will interpret the terms and conditions of the Offer. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our interpretation of the terms and conditions of the Offer. Tenders of Convertible Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of Convertible Notes, or will incur any liability to you for failure to give any such notification.

All tendering holders, by execution of the Letter of Transmittal or a Voluntary Offering Instructions form or a facsimile thereof, or transmission of an Agent’s Message through ATOP, waive any right to receive notice of the acceptance of their Convertible Notes for purchase.

Convertible Notes being tendered must be delivered to the Depositary in accordance with the procedures described in this Offer to Purchase, before 12:00 midnight, New York City time, on the Expiration Date.

No Appraisal Rights

No appraisal rights are available to holders of Convertible Notes under applicable law in connection with the Offer.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement

A tender of Convertible Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your Convertible Notes in the Offer, you are representing, warranting and agreeing that, among other things:

•	you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;

•	you have full power and authority to tender your Convertible Notes;

•

you have assigned and transferred the Convertible Notes to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Convertible Notes to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase; and

•

your Convertible Notes are being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer.

Your custodian or nominee, by delivering, or causing to be delivered, the Convertible Notes and the completed Agent’s Message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Convertible Notes, have represented, warranted and agreed to each of the above.

By tendering Convertible Notes pursuant to the Offer, you will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the tender, sale, assignment and transfer of the Convertible Notes tendered thereby.

Our acceptance for purchase of Convertible Notes tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this Offer to Purchase and the related documents. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Return of the Convertible Notes if the Offer is not Completed

If any validly tendered Convertible Notes are not purchased because the Offer is not completed, such unpurchased Convertible Notes will be returned without cost to the tendering holder promptly after the earlier of the termination or expiration of the Offer by book-entry delivery through DTC to the accounts of the applicable DTC participants.

Backup Withholding and Information Reporting

For a discussion of certain United States federal income tax consequences to tendering holders, including possible information reporting and backup withholding, see “Purposes, Effects and Plans—Certain United States Federal Income Tax Considerations.”

Withdrawal Rights

Convertible Notes tendered in the Offer may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date. Except as otherwise provided in this section, tenders of Convertible Notes are irrevocable.

For a withdrawal of a tender of Convertible Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date, by mail, fax or hand delivery at its address or facsimile number listed on the back cover of this Offer to Purchase or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:

•

specify the name of the person who tendered the Convertible Notes to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Convertible Notes, if different from that of the person who deposited the Convertible Notes;

•	contain the aggregate principal amount of Convertible Notes to be withdrawn and the number of the account at DTC to be credited with the withdrawn Convertible Notes;

•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s); and

•

if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the Convertible Notes, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of Convertible Notes can only be accomplished in accordance with the foregoing procedures.

If you tendered your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee and wish to withdraw your Convertible Notes, you will need to make arrangements for withdrawal with your nominee. Your ability to withdraw the tender of your Convertible Notes will depend upon the terms of the arrangements you have made with your nominee and, if your nominee is not the DTC participant tendering those Convertible Notes, the arrangements between your nominee and such DTC participant, including any arrangements involving intermediaries between your nominee and such DTC participant.

If you tendered Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee and you wish to withdraw your Convertible Notes after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a notice of withdrawal to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, on the Expiration Date.

Through DTC, the Depositary will return to tendering holders all Convertible Notes in respect of which it has received valid withdrawal instructions promptly after it receives such instructions.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. We reserve the absolute right to reject any or all attempted withdrawals of Convertible Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Convertible Notes. A waiver of any defect or irregularity with respect to the withdrawal of any Convertible Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Convertible Note except to the extent we may otherwise so provide. Withdrawals of Convertible Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and any Convertible Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Convertible Notes are validly re-tendered before the expiration of the Offer by following the procedures described under “—Procedures for Tendering the Convertible Notes.”

If we extend the Offer, are delayed in our acceptance for purchase of Convertible Notes, or are unable to accept for purchase Convertible Notes under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Convertible Notes on our behalf, and such Convertible Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.

Purchase of the Convertible Notes; Payment of Purchase Price

Upon the terms and conditions of the Offer, promptly following the Expiration Date, we will accept for purchase and pay for, and thereby purchase, all Convertible Notes validly tendered and not validly withdrawn.

For purposes of the Offer, we will be deemed to have accepted for purchase and therefore purchased Convertible Notes that are validly tendered and not validly withdrawn only when, as and if we give notice to the Depositary of our acceptance of such Convertible Notes for purchase.

Upon the terms and conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the purchase price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for any and all of the Convertible Notes that are validly tendered and not validly withdrawn.

We will pay the aggregate purchase price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for each of the Convertible Notes purchased pursuant to the Offer to an account designated by the Depositary, which will act as custodian or nominee for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders.

We will not pay interest on the purchase price, or the accrued and unpaid interest payable pursuant to the terms of the Offer, with respect to any of the Convertible Notes regardless of any delay in making payment on the part of the Depositary or DTC. In addition, if certain events occur, we may not be obligated to purchase Convertible Notes in the Offer. See the conditions of the Offer under “—Conditions of the Offer.”

We will pay all transfer taxes, if any, payable on the transfer to us of Convertible Notes purchased under the Offer. If, however, (i) payment of the purchase price is to be made to any person other than the registered holder or (ii) Convertible Notes not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted.

Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for purchase and pay for any Convertible Notes tendered, and we may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Convertible Notes, subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the Convertible Notes tendered promptly after the termination or withdrawal of a tender offer, if the Minimum Tender Condition, the Financing Condition, the Lender Consent Condition and the Noteholder Consent Condition are not, in each case, satisfied or waived, or if:

•	in our reasonable judgment, as determined prior to the expiration of the Offer, the purchase of Convertible Notes will result in any adverse tax consequences to us; or

•	in our reasonable judgment, any of the following shall have occurred and be continuing:

—	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets;

•	a material impairment in the trading market for debt or convertible debt securities;

•	any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•

any limitation (whether or not mandatory) by any governmental authority on, or other event that, in our reasonable judgment, would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•

any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; or

•	any significant adverse change in the United States securities or financial markets generally, or in the worldwide market for analytical and research instruments, equipment,

reagents and consumables, software and related services, that, in our reasonable judgment, would have a material adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

—

there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

—

there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

—

there shall have occurred any tender offer with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us or our affiliates made by any person or entity;

—

there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would, in our reasonable judgment, materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us or our affiliates;

—

there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

—	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer; or

—

the trustee for the Convertible Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Convertible Notes.

We expressly reserve the right, in our sole discretion, to amend or terminate the Offer and to reject for purchase any Convertible Notes not previously accepted for purchase, upon the occurrence of any of the conditions of the Offer specified above. In addition, we expressly reserve the right, in our sole discretion, to waive any of the conditions of the Offer, in whole or in part, on or prior to the Expiration Date. We will give prompt notice of any amendment, non-acceptance, termination or waiver to the Depositary, followed by a timely public announcement.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times. All conditions to the Offer must be satisfied or waived prior to the expiration of the Offer.

Market and Recent Prices for the Convertible Notes and the Common Stock

There is no established reporting system or trading market for trading in the Convertible Notes. We believe that the Convertible Notes are currently traded over-the-counter. Our common stock is listed on the New York Stock Exchange under the symbol “PVA.” The following table sets forth, for the periods indicated, the reported high and low closing sales prices in U.S. dollars for our common stock on the New York Stock Exchange, rounded to the nearest cent.

	Common Stock Sales Prices		Cash Dividends Declared
Calendar Period	High	Low
2009
First quarter	$31.53	$7.22	$0.05625
Second quarter	$23.24	$10.46	$0.05625
Third quarter	$23.92	$13.16	$0.05625
Fourth quarter	$26.32	$17.25	$0.05625

2010
First quarter	$27.80	$21.64	$0.05625
Second quarter	$29.25	$19.63	$0.05625
Third quarter	$20.50	$13.38	$0.05625
Fourth quarter	$18.80	$14.29	$0.05625

2011
First quarter	$18.31	$15.02

The closing price of our common stock on the New York Stock Exchange on March 7, 2011 was $15.91 per share.

We urge you to obtain more current price information for our common stock and the Convertible Notes during the Offer period.

Payment of dividends is at the discretion of our Board of Directors and will depend upon, among other factors, our earnings, capital requirements and financial condition.

On March 8, 2011, there was $230,000,000 aggregate principal amount of Convertible Notes outstanding.

Whether or not the Offer is consummated, subject to applicable law, we or our affiliates may, from time to time, acquire Convertible Notes, otherwise than pursuant to the Offer, through open market or privately negotiated transactions, through tender offers, exchange offers or otherwise, or we may redeem notes pursuant to their terms. Any future purchases may be on the same terms or on terms that are more or less favorable to holders of Convertible Notes than the terms of the Offer, and could be for cash or other consideration. Any future purchase by us or our affiliates will depend on various factors existing at the time of such future purchase. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our affiliates may choose to pursue in the future.

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Convertible Notes other than pursuant to the offer until ten business days after the applicable expiration time or other date of termination of the Offer.

Source and Amount of Funds

We would need approximately $236.3 million to purchase all of the Convertible Notes outstanding as of March 8, 2011, based on the purchase price per $1,000 principal amount of Convertible Notes of $1,027.50. The Company expects payments for the purchase price of the Convertible Notes to be funded by the net proceeds of a new debt financing and, at our discretion, we also may use cash on hand and/or borrowings under our revolving credit facility.

We will use cash on hand to pay for any expense associated with any agreement that we enter into with any bank counterparty with respect to the Call Options and the Warrants. See “—Transactions Related to the Offer.”

Notwithstanding any other provision of this Offer, our obligations to accept for purchase, and to pay for, any Convertible Notes validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date is conditioned upon, among other things, the satisfaction or waiver by us of the Financing Condition. See “—Conditions of the Offer.”

Extension of the Offer; Termination; Amendment

We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, and to delay acceptance for purchase of, and payment for any Convertible Notes by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. There can be no assurance that we will exercise our right to extend the expiration time of the Offer. We also reserve the right, in our sole discretion, to terminate the Offer and not accept for purchase or pay for any Convertible Notes not previously accepted for purchase or paid for, or, subject to applicable law, to postpone payment for Convertible Notes, if any conditions of the Offer fail to be satisfied, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay acceptance for purchase or to delay payment for Convertible Notes which we have accepted for purchase is limited by Rule 14e-1(c) under the Exchange Act, which requires payment of the consideration offered or return of the Convertible Notes promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under “Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Convertible Notes or by decreasing the principal amount of Convertible Notes being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date.

Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

If we materially change the terms of the Offer or the information concerning the Offer or waive a condition of the Offer that results in a material change to the circumstances of the Offer, we will disseminate additional tender offer materials and extend the Offer (including the time within which to withdraw tenders) to the extent required by Rule 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of Convertible Notes sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:

•	increase or decrease the purchase price to be paid for the Convertible Notes; or

•	decrease the principal amount of Convertible Notes we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described above. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Other than an extension of the Offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered Convertible Notes.

Security Ownership

Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) owns any Convertible Notes or (b) has effected any transactions involving the Convertible Notes during the 60 days prior to the date of this Offer to Purchase. To the best of our knowledge, we will not acquire any Convertible Notes from any of our directors, officers or affiliates pursuant to the Offer.

Brokerage Commissions

A registered holder of Convertible Notes that tenders its Convertible Notes directly to the Depositary will not need to pay any brokerage fee or commission to us, the Dealer Manager or the Depositary in connection with the tender of such Convertible Notes. However, if a tendering holder effectuates such tender through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay such entity fees or commissions. If you hold your Convertible Notes through a broker or bank other than the Dealer Manager, you should ask your broker or bank if you will be charged a fee to tender your Convertible Notes through such broker or bank.

Fees and Expenses

We will bear the expenses of soliciting tenders of Convertible Notes. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf. The Company will, upon request, reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase to the beneficial owners of Convertible Notes held by them as a nominee or in a fiduciary capacity.

No Recommendation

Our Board of Directors has approved the Offer. However, none of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Convertible Notes as to whether to tender any Convertible Notes. None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Persons Employed in Connection with the Offer

Dealer Manager

The Dealer Manager for the Offer is J.P. Morgan Securities LLC. We have agreed to pay the Dealer Manager a customary fee for its services as Dealer Manager in connection with the Offer and to reimburse the Dealer Manager for certain expenses incurred in connection with the Offer. We have also agreed to indemnify the Dealer Manager against certain liabilities that may arise in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have rendered and may in the future render various securities underwriting, investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. An affiliate of the Dealer Manager is also the administrative agent and the letter of credit issuing bank under our revolving credit facility, and the Dealer Manager is also the sole bookrunner and sole arranger under our revolving credit facility. The Dealer Manager has received, and may in the future receive, customary compensation from us and our subsidiaries for such services. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for its own account and for those of its customers, in our securities. The Dealer Manager may from time to time hold Convertible Notes and shares of our common stock in its proprietary accounts, and, to the extent it owns Convertible Notes in these accounts at the time of the Offer, the Dealer Manager may tender these Convertible Notes.

Depositary

Global Bondholder Services Corporation has been appointed as the Depositary for the Offer. We have agreed to pay the Depositary reasonable and customary fees for its services and will reimburse the Depositary for its reasonable out-of-pocket expenses. All documents, if any, required to be delivered to the Depositary should be sent or delivered to the Depositary at the address listed on the back cover of this Offer to Purchase. Delivery of the Letter of Transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the Letter of Transmittal or such instructions. See “—Procedures for Tendering the Convertible Notes.”

Information Agent

Global Bondholder Services Corporation has been appointed as the Information Agent for the Offer. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the

Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address listed on the back cover of this Offer to Purchase.

None of the Dealer Manager, the Depositary or the Information Agent is responsible for the accuracy or completeness of the information contained in this document or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

Transactions Related to the Offer

In December 2007, contemporaneous with the original offering of the Convertible Notes, we (i) purchased the Call Options to reduce the potential dilution upon conversion of any Convertible Notes, and (ii) sold the Warrants. The combined effect of the Call Options and the Warrants is to effectively increase the conversion price of the Convertible Notes. In connection with the Offer, we may enter into agreements with one or more of the bank counterparties pursuant to which we would terminate or otherwise unwind in part or in full certain of the Call Options and the Warrants.

Miscellaneous

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of our Convertible Notes and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of Convertible Notes or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Convertible Notes.

The Offer is not being made to (nor will tenders of Convertible Notes be accepted from or on behalf of) holders of Convertible Notes in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, we, in our sole discretion, may take such action as we may deem necessary to make or extend the Offer in any such jurisdiction.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If it becomes aware of any jurisdiction where the making of the Offer or the acceptance of Convertible Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Convertible Notes in such jurisdiction.

None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

PURPOSES, EFFECTS AND PLANS

Purposes of the Offer

The principal purpose of the Offer is to refinance the Convertible Notes using the net proceeds of a new debt financing.

Future Purchases

Following completion of the Offer, we may repurchase additional Convertible Notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Convertible Notes that remain outstanding after the Offer may be on terms that are more or less favorable than the Offer. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Material Differences in the Rights of Convertible Note Holders as a Result of the Offer

Effects on the Holders of Convertible Notes Tendered and Accepted in the Offer

If your Convertible Notes are tendered and accepted in the Offer, you will receive the purchase price per $1,000 principal amount of Convertible Notes tendered and accepted, but will give up rights and obligations associated with ownership of such Convertible Notes. Below is a summary of certain rights that you will forgo and obligations of which you will be relieved if you tender your Convertible Notes and the tender is accepted. The summary below does not purport to describe all of the terms of the Convertible Notes and is qualified in its entirety by reference to the Subordinated Indenture, dated as of December 5, 2007 (the “Base Indenture”), among the Company, the subsidiary guarantors named therein, and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of December 5, 2007, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each of which is incorporated herein by reference. See “Where You Can Find More Information.”

Cash Distributions. If you continue to hold any Convertible Notes after settlement of the Offer, you will be entitled under the terms of the Convertible Notes to receive regular semi-annual interest payments at the rate of 4.50% per annum.

Conversion Rights of Holders. If you continue to hold any Convertible Notes after settlement of the Offer, subject to the conditions and during the periods and under the circumstances described below, you may convert your Convertible Notes into a cash settlement amount determined by reference to the then applicable conversion rate (as of the date of this Offer to Purchase 17.3160 shares of our common stock per $1,000 principal amount of Convertible Notes) (subject to adjustment upon the occurrence of certain events), (i) prior to the close of business on the business day immediately preceding September 15, 2012, only upon satisfactions of one or more of the conditions described below and (ii) on or after September 15, 2012, at any time prior to the close of business on the third business day immediately preceding November 15, 2012 irrespective of the conditions described below:

•

You may surrender all or a portion of your Convertible Notes for conversion during any fiscal quarter (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day.

•

You may surrender your Convertible Notes for conversion during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of Convertible Notes for each day of such period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

•	If we elect to:

—

issue to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading day period ending on the trading day preceding the date of announcement of such issuance; or

—

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our Board of Directors, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, we must notify you, in the manner provided in the Indenture, at least 30 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, you may surrender the Convertible Notes for conversion into cash and shares of our common stock at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to such ex-dividend date or our announcement that such issuance or distribution will not take place, even if the Convertible Notes are not otherwise convertible at such time.

•

If, prior to the close of business on the business day immediately preceding September 15, 2012, a transaction or event that constitutes a “fundamental change” or a “make-whole fundamental change” (each as defined in the Indenture) occurs, regardless of whether you have the right to require the Company to purchase the Convertible Notes pursuant to the Indenture, or if the Company is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of the Company’s assets, pursuant to which our common stock would be converted into cash, securities or other assets, you may surrender Convertible Notes for conversion into cash and shares of our common stock at any time from or after the effective date of such transaction until 35 trading days after such effective date or, if such transaction also constitutes a fundamental change, until the close of business on the business day immediately preceding the related fundamental change purchase date. The Company will notify you and the Trustee as promptly as practicable following the date the Company publically announces such transaction (but in any event, within five scheduled trading days after the effective date of such transaction).

Purchase at Option of Holders upon a Fundamental Change. If you continue to hold any Convertible Notes after settlement of the Offer, in the event we undergo a Fundamental Change (as defined in the Indenture), you will have the right, at your option, to require us to purchase your Convertible Notes, or any portion of the principal amount thereof that is equal to $1,000 or any multiple thereof, for a cash purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it related, in which case the Company will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be the date specified by the Company that is no earlier than the 20th calendar day following the date of, and no later than the 45th calendar day following the date of, the Company’s fundamental change notice.

Effects on the Holders of Convertible Notes not Tendered in the Offer

The rights and obligations under the Convertible Notes, if any, that remain outstanding after settlement of the Offer will not change as a result of the Offer.

Following settlement of the Offer, any trading market for the remaining outstanding Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes. Although you may be able to sell Convertible Notes that you do not tender after settlement of the Offer, we cannot predict or assure you the price at which you will be able to sell such Convertible Notes, which may be higher or lower than the purchase price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Convertible Notes, and there can be no assurance that holders of the Convertible Notes after the completion of the Offer will be able to find willing buyers for their Convertible Notes after the Offer. See below under “—Effects of the Offer on the Market for Convertible Notes.”

The closing price of our common stock on the New York Stock Exchange on March 7, 2011 was $15.91 per share. The current conversion rate for the notes is 17.3160 shares of our common stock per $1,000 principal amount of Convertible Notes (which is equal to a conversion price of approximately $57.75 per share of our common stock).

From time to time following the expiration time or other date of termination of the Offer, subject to applicable law, including the limitation described below, we or our affiliates may acquire any notes that are not tendered pursuant to such offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the offer and could be for cash or other consideration. There can be no assurance as to which, if any, any of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Convertible Notes other than pursuant to the Offer until ten business days after the applicable expiration time or other date of termination of the Offer.

Effects of the Offer on the Market for Convertible Notes

Our purchase of Convertible Notes in the Offer will reduce the principal amount of Convertible Notes that might otherwise be traded publicly and may reduce the number of holders of our Convertible Notes. There is no established reporting system or trading market for trading in the Convertible Notes. However, we believe the Convertible Notes are currently traded over-the-counter.

Following settlement of the Offer, any trading market for the remaining outstanding Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes. You may be able to sell Convertible Notes that you do not tender, however, we cannot predict or assure you the price at which you will be able to sell such Convertible Notes, which may be higher or lower than the purchase price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Convertible Notes, and there can be no assurance that holders of the Convertible Notes after the completion of the Offer will be able to find willing buyers for their Convertible Notes after the Offer.

Retirement and Cancellation

Any Convertible Notes not tendered or tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Offer. All Convertible Notes validly tendered and accepted in the Offer will be retired and cancelled.

Plans, Proposals or Negotiations

On February 17, 2011, A. James Dearlove resigned as President of the Company, effective immediately. Mr. Dearlove will remain as Chief Executive Officer of the Company until May 4, 2011, the date of the Company’s 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”), at which time he will retire. Mr. Dearlove will not stand for reelection to the Board of Directors at the 2011 Annual Meeting.

Except as disclosed in this Offer to Purchase (including documents incorporated by reference herein), the Company does not currently have any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of the Company, or and of its subsidiaries’ assets which is material to the Company and its subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our capitalization, indebtedness;

•

plans for any change in our present board of directors or management or any plans or proposals to change the number or term of the board of directors (although we may fill vacancies arising on the board of directors) or to change any material term of the employment contract of any executive officer;

•	any other change in the structure or business of the Company;

•	the Company’s common stock ceasing to be listed on the New York Stock Exchange;

•	the Company’s common shares becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of our securities other than acquisitions or dispositions made in the ordinary course of business; or

•	any change in the governing instruments of the Company or other actions that could impede the acquisition of control of us.

Accounting Treatment of Repurchases of the Convertible Notes in the Offer

The consideration we pay for any Convertible Notes will extinguish the carrying value of the Convertible Notes, which includes the then current fair value of the conversion feature that is bifurcated for accounting purposes. The difference between the consideration we pay and the carrying value of the Convertible Notes plus related unamortized debt issuance costs will be recorded as a gain/loss on extinguishment in the income statement.

Certain United States Federal Income Tax Considerations

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE COMPANY IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general summary of certain U.S. federal income tax considerations of the Offer that may be relevant to beneficial owners of the Convertible Notes. This summary is based on the Code, Treasury regulations promulgated thereunder, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). We have not and will not seek any ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel regarding the matters described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary assumes that the Convertible Notes are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is not a complete description of all the tax consequences of a sale of a Convertible Note pursuant to the Offer and, in particular, may not address U.S. federal income tax considerations applicable to persons subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, U.S. expatriates, persons who hold their Convertible Notes as part of a hedge, straddle or conversion transaction, or other integrated investment, insurance companies, regulated investment companies, real estate investment trusts, entities treated as partnerships for U.S. federal income tax purposes and holders of interests therein, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, and tax-exempt entities). Furthermore, this discussion does not address any U.S. federal estate, gift or alternative minimum tax consequences or any state, local or foreign tax consequences. Holders are urged to consult their tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the receipt of cash in exchange for Convertible Notes pursuant to the Offer.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a Convertible Note that is, for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of a Convertible Note that is an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Convertible Notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. For purposes of determining whether we have an obligation to withhold taxes from payments made with respect to the Convertible Notes, a partnership that is created or organized under the laws of the United States or one of its states is treated as a U.S. Holder. Partners in a partnership that owns Convertible Notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Tendering U.S. Holders

Sale of Convertible Notes Pursuant to the Offer

A U.S. Holder that receives cash in exchange for a Convertible Note pursuant to the Offer will recognize gain or loss equal to the difference between the amount of cash received for the Convertible Note (other than amounts attributable to accrued and unpaid interest, which amounts will be taxed as ordinary interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Convertible Note. A U.S. Holder’s adjusted tax basis in a Convertible Note generally will be equal to the cost of the Convertible Note, increased by any amounts included in income by the U.S. Holder as market discount, and reduced by any amortizable bond premium that the U.S. Holder has previously deducted with respect to the Convertible Note. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to Convertible Notes held for more than one year are generally eligible for reduced rates of taxation for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations.

Market Discount

Gain recognized by a U.S. Holder will be treated as ordinary income to the extent of any market discount on the Convertible Note that has accrued during the period that the U.S. Holder held the Convertible Note and that has not previously been included in income by the U.S. Holder. A Convertible Note generally will be considered to be acquired with market discount if the initial tax basis of the Convertible Note in the hands of the U.S. Holder was less than the stated redemption price at maturity of the Note by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder elects to accrue the market discount using a constant-yield method.

Information Reporting, FIRPTA Withholding and Backup Withholding

U.S. HOLDERS WHO ARE NOT OTHERWISE SUBJECT TO BACKUP WITHHOLDING OR FIRPTAWITHHOLDING WILL BE SUBJECT TO SUCH WITHHOLDING IF THEY FAIL TO PROVIDE US WITH THE CERTIFICATIONS DESCRIBED BELOW AND INCLUDED IN THE LETTER OF TRANSMITTAL.

Payments of cash in exchange for a Convertible Note, including any cash attributable to accrued but unpaid interest, generally are subject to information reporting unless you are an exempt recipient (such as a corporation). Such payments may also be subject to backup withholding at the applicable rate if you fail to supply a taxpayer identification number and otherwise comply with the rules for establishing an exemption from backup withholding. Amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain information is furnished to the IRS.

The Foreign Investment in Real Property Tax Act, which is referred to as FIRPTA, imposes a tax on foreign persons who dispose of a United States real property interest (as defined by FIRPTA). To help assure the collection of the tax, FIRPTA requires that, in the absence of an applicable exception, a person acquiring a United States real property interest must withhold 10% of the consideration and remit it to the U.S Treasury as, in effect, an estimated tax payment by the transferor. One exception to the withholding requirement is where the transferor has certified under the penalties of perjury that it is not a foreign person.

In general, convertible notes issued by a corporation that is a “United States real property holding corporation,” or “USRPHC,” are treated as United States real property interests. We believe that we are a USRPHC. Consequently, the proceeds from the sale of Convertible Notes pursuant to the Offer may be subject to a 10% withholding tax, as described in further detail below under “—Sale of Convertible Notes Pursuant to the Offer and FIRPTA Withholding.” To avoid a FIRPTA withholding of 10% of its proceeds from its tendered

Convertible Notes, a tendering U.S. Holder should complete the Certification of Non-Foreign Status included in the Letter of Transmittal.

Tendering Non-U.S. Holders

Sale of Convertible Notes Pursuant to the Offer and FIRPTA Withholding

Any gain realized on the receipt of cash in exchange for a Convertible Note (except with respect to the portion of the cash, if any, attributable to accrued and unpaid interest, which will be taxed as described below) generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business conducted in the United States;

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	we are or have been a USRPHC for U.S. federal income tax purposes and certain other conditions are met.

If you are a Non-U.S. Holder described in the first bullet point above, you generally will be taxed in the same manner as a U.S. Holder (unless an income tax treaty provides otherwise), and if you are a corporate holder, you may also be subject to a branch profits tax on your effectively connected earnings and profits at a 30% rate, or such lower rate as may be provided for by an applicable income tax treaty.

If you are a Non-U.S. Holder described in the second bullet point above, you generally will be subject to a flat 30% tax on the gain, which may be offset by U.S. source capital losses.

With respect to the third bullet point above, we believe that we currently are a USRPHC. Because we believe, however, that our stock is “regularly traded on an established securities market,” you would not be subject to U.S. federal income tax on gain recognized on the sale of your Convertible Notes pursuant to the Offer solely because of our status as a USRPHC, unless:

•

the Convertible Notes are “regularly traded on an established securities market” and you owned, actually or constructively, more than 5% of the outstanding Convertible Notes at any time during the shorter of the five-year period preceding the date of the sale of the Convertible Notes pursuant to the Offer or your holding period for those Convertible Notes (the “Regularly Traded Test”); or

•

the Convertible Notes are not “regularly traded on an established securities market” and you own, actually or constructively, an amount of the Convertible Notes that had, on the last date that you acquired any portion of the Convertible Notes, a fair market value greater than the fair market value on that date of 5% of our outstanding shares of common stock (the “5% Acquisition Test”).

For purposes of the rules above, we believe that the Convertible Notes should not be treated as “regularly traded on an established securities market.” Accordingly, if you satisfy the 5% Acquisition Test, any gain on the sale of your Convertible Notes will be subject to U.S. federal income tax at tax rates generally applicable to U.S. taxpayers, and the proceeds from the sale will be subject to a 10% withholding tax.

Because of the difficulty of determining whether Convertible Notes held by a particular beneficial owner are United States real property interests under the 5% Acquisition Test, we will withhold 10% of the proceeds payable to you on the sale of your Convertible Notes pursuant to the Offer unless you can provide us with documentation and certifications establishing to our satisfaction that withholding is not required as to you. Any amount withheld will be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain required information is furnished to the IRS. Non-U.S. Holders that are considering the tender of their Convertible Notes should contact the Information Agent for further information.

The determination of whether debt instruments are considered to be “regularly traded on an established securities market” is unclear. If, contrary to our belief, the Convertible Notes are considered to be “regularly traded on an established securities market,” gain on the sale of your Convertible Notes will be subject to U.S. federal income tax if you satisfy the Regularly Traded Test, even you do not satisfy the 5% Acquisition Test.

If you own or have owned an amount of Convertible Notes that satisfies either the Regularly Traded Test or the 5% Acquisition Test, you are strongly encouraged to consult your own tax advisors concerning the consequences of a sale of your Convertible Notes pursuant to the Offer, including your ability to provide evidence supporting an exemption from withholding.

Accrued but Unpaid Interest

You will not be subject to the 30% U.S. federal withholding tax with respect to the portion of the cash attributable to accrued but unpaid interest on the Convertible Notes, provided interest on the Convertible Notes is not effectively connected with your conduct of a trade or business within the United States, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”; and

•

you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (on a properly executed IRS Form W-8BEN), or you hold your Convertible Notes through certain foreign intermediaries and both you and the foreign intermediaries satisfy the certification requirements of applicable Treasury regulations.

If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to the portion of the cash attributable to accrued and unpaid interest on the Convertible Notes, unless you properly claim an exemption from or reduction in withholding under the benefits of an applicable income tax treaty and you provide a properly executed IRS Form W-8BEN claiming such exemption or reduction, or the interest is effectively connected with your conduct of a U.S. trade or business and you provide a properly executed IRS Form W-8ECI.

Information Reporting and Backup Withholding

We are required to report annually to the IRS and to you the amount of any interest paid to you, regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

You generally will be required to comply with certain certification procedures to establish that you are not a United States person in order to avoid backup withholding with respect to payments of cash in exchange for a Convertible Note, including any cash attributable to accrued but unpaid interest. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, if any, provided that certain required information is provided to the IRS.

Non-Tendering Holders

A Holder whose Convertible Notes are not purchased by us pursuant to the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for Eligible Institutions only):

Global Bondholder Services Corporation 65 Broadway, Suite 404 New York, New York 10006 Attention: Corporate Actions	Global Bondholder Services Corporation (212) 430-3775 Attention: Corporate Actions

Confirm by Telephone:
(212) 430-3774

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway, Suite 404

New York, New York 10006

Banks and Brokers, Call Collect:

(212) 430-3774

All Others Call Toll Free:

(866) 470-3900

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue, 4th Floor

New York, New York 10179

(800) 261-5767 (toll free)

Attention: Syndicate Desk